EXHIBIT 99.2

On November 2, 2011, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator:

Good day, ladies and gentlemen, thank you for standing by. Welcome to inTEST Corporation's 2011 third quarter financial results conference call.

At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session. At that time, if you have a question, please press the star followed by the one on your Touch-Tone phone. As a reminder this conference is being recorded today. A replay will be accessible at www.intest.com.

I would now like to turn the call over to Laura Guerrant, inTEST's Investor Relations Consultant. Please go ahead.

Laura Guerrant:

Thank you, Alicia. Joining us today from the company are Robert Matthiessen, President and Chief Executive Officer; and Hugh Regan, inTEST's Treasurer and Chief Financial Officer. Mr. Matthiessen will briefly review highlights from the third quarter, as well as current business trends and Mr. Regan will then review inTEST's detailed financial results. We'll then have time for any questions.

If you've not yet received a copy of today's release, please email me at laura@guerrantir.com, or you can get a copy of the release on inTEST's website, www.intest.com.

Before we begin the formal remarks, the company's attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events and are based upon management's current expectations.

These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, changes in business conditions in the economy, changes in the demand for semiconductors, changes in the rates of and timing of capital expenditures by semiconductor manufacturers, progress of product development programs, increases in raw material and fabrication costs associated with our product, implementation of restructuring initiatives and other risk factors set forth from time to time in the company's SEC filings, including, but not limited to, inTEST's periodic reports on Form 10-K and Form 10-Q.

The company undertakes no obligation to update the information on today's conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

On another note, inTEST Corporation management will be participating in the TechAmerica AeA Classic Conference on November 8th in San Diego and the LD Micro Conference in Los Angeles on December 8th. In addition, we will be participating in the Needham & Company growth conference, scheduled to take place January 10th through 12th in New York. We look forward to seeing you at the conferences.

And with that, let me now turn the call over to Robert Matthiessen. Please go ahead, Bob.

Robert Matthiessen:

Thanks, Laura. I'd like to welcome everyone to our 2011 third quarter conference call. The third quarter was another strong quarter for inTEST Corporation. While Hugh will review the financial results, I'd like to highlight some of our achievements.

While revenue for the quarter of $11.7 million was slightly below the bottom of our revenue guidance, our net earnings per share of $0.50 substantially exceeded our EPS guidance. As Hugh will discuss, this includes a non-recurring adjustment for the reversal of a valuation allowance on inTEST deferred tax assets, which amounted to $0.28 per diluted share. So, absent the non-recurring adjustment, third quarter earnings were $0.22 per diluted share, which exceeded our Q3 EPS guidance of $0.13 to $0.18 per share. In addition, gross margin improved from 49% last quarter to 53% for the third quarter.

While total bookings for the third quarter of $10.5 million declined from Q2 bookings of $13.5 million, we continue to leverage our Thermal Division and Sigma Systems acquisition and have made significant progress in diversifying our end market penetration.

Thermal products offer an effective way to expand inTEST's served available market by acquiring non-semiconductor business, opening the company up to diverse new growth industries, which include automotive, aerospace, medical and telecommunications.

We began 2011 with non-semiconductor-related bookings of 18% of consolidated bookings and we have systematically expanded our product offerings with third quarter non-semi-related bookings comprising 41% of consolidated bookings. We see this trend continuing and expect that non-semiconductor-related products will play an even greater role in the company's success going forward.

Despite the current turbulent macroeconomic environment, our diversification strategy has somewhat offset the softening order rate that continues to impact the overall semiconductor industry and sets inTEST Corporation on a path to enhanced profitability.

In fact, the company is on track for 2011 revenue and earnings to exceed those of 2010. These results are a further testament to the soundness of our diversification strategy and the dedication and hard work of all of our people.

Now, let me turn to the segments in which we operate and they are Mechanical Products, which include manipulators and docking hardware; our Electrical Products, which are tester interfaces; and our Thermal Products.

inTEST's mechanical and electrical groups have been selected by a major European-based semiconductor manufacturer to supply manipulators, docking hardware and interfaces for a new tester platform that the manufacturer has selected.

In the Mechanical Products segment, third quarter bookings were $2.3 million compared with second quarter bookings of $4.3 million. We have shipped over 100 COBAL 250 manipulators in less than two years since we first introduced the system. We have had a significant product win for our COBAL 250 manipulator at a major end-user customer and our COBAL 500 manipulator is ready for beta testing at several sites.

As I have discussed before, it is important to note that while the manipulators do carry lower margins due to the competitive nature of that business, they are a precursor for future business as their sales mean more testers are being built and shipped.

For the Electrical Products segment, third quarter bookings were $827,000 as compared to second quarter bookings of $1.7 million. We continue to make substantial inroads in this segment and during the third quarter we released six new interface designs and obtained three new customers.

Our Thermal Products Division was again our strongest division with third quarter bookings of $7.4 million, relatively flat with second quarter bookings of $7.5 million.

Nearly 60% of third quarter bookings for the Thermal Products segment came from non-semiconductor customers, driven by orders for oscillators, nuclear uranium enrichment, LEDs and military and aerospace applications.

Sigma Systems accounted for 34% of Q3 bookings for the Thermal Products segment, compared to 27% of year to date bookings and included the first chamber order from a customer in Sweden. In addition, we secured orders for ThermoStreams in Russia, bringing the total to four for the year, as we begin to open up this new territory for us.

In summary, inTEST delivered another strong quarter. We have continued to make considerable inroads with regard to our growth initiatives and have established a solid, resilient business. The diversification of our served markets via our Thermal Group, the company's improved efficiencies and reduced operating cost attributable to our relocation of facilities are all strengths that we can leverage, going forward.

Looking forward, we see a market with good opportunities, although as many of our peers continue to relate, global macroeconomic uncertainty is translating into continued conservative plans on the part of our semiconductor customers. These more conservative plans have caused the semiconductor capex forecast for 2011 to be slightly up to slightly down, depending on who one asks.

Although we are experiencing near-term softness in demand from our semi customers, our customers continue to strategically increase their overall test capacity as they seek to meet end-market demand for a broad range of products. Accordingly, we are confident that the long-term growth prospects for inTEST Corporation remain positive.

I'd like to now turn the call over to our CFO for the financial review. Hugh?

Hugh Regan, Jr.:

Thanks, Bob. Net revenue for the quarter ended September 30, 2011, of $11.7 million decreased 15% over second quarter net revenues of $13.8 million and increased 3% as compared with third quarter 2010 net revenues of $11.3 million.

Third quarter end-user net revenues were $10.6 million or 91% of net revenues, compared with second quarter end-user net revenues of $11.8 million, or 86% of net revenues. OEM net revenues were $1.1 million or 9% of net revenues, compared with second quarter OEM net revenues of $2.0 million or 14% of net revenues.

Net revenues from markets outside of semiconductor test were $3.6 million or 31% of net revenues, compared with $2.6 million or 19% of net revenues in the second quarter.

On a product segment basis, third quarter net revenues for the Mechanical Products segment were $3.2 million or 27% of net revenues, as compared with second quarter Mechanical Products net revenues of $5.1 million or 37% of net revenues.

Our Thermal Products segment had net revenues of $7.6 million or 65% of net revenues, as compared with second quarter Thermal Products net revenue of $6.7 million or 49% of net revenues.

And finally, our Electrical Products segment reported net revenues of $940,000 or 8% of net revenues, as compared with second quarter Electrical Products net revenue of $2 million or 14% of net revenues.

The company's overall gross margin for the third quarter was $6.1 million or 53%, as compared with $6.8 million or 49% in the second quarter of 2011 and $5.5 million or 48% in the third quarter of 2010. A more favorable product mix in our Mechanical Products segment helped to drive the improvement in gross margins in the third quarter.

Our consolidated material cost in the third quarter of 2011 was 30.6% compared to 36.6% in the second quarter. The significant decline in the material cost was primarily driven by two factors in our Mechanical Products segment. First, the product mix was more favorable, with docking hardware increasing from 57% of this segment's second quarter revenues to 81% of this segment's third quarter revenues. During the same timeframe, we saw the overall gross margin on docking hardware increase from 70% in Q2 to 71% in Q3.

These improvements were partially offset by an increase in our fixed manufacturing costs as a percentage of net revenues from 11% to 13.8% between the second and third quarters of 2011 due to the aforementioned quarter-over-quarter decline in our net revenues.

The material cost in our Mechanical Products segment was 31.9% for the third quarter, compared to 45.2% in the second quarter, reflecting the product mix changes I just discussed.

The material cost in our Thermal Products segment was 29.3% for the third quarter, compared to 30.3% in the second quarter.

Finally, the material cost in our Electrical Products segment was 36.0% for the third quarter, compared to 35.7% in the second quarter.

I'll now discuss the breakdown of operating expenses. Selling expense for the third quarter was $1.5 million or 13% of net revenues, compared with $1.6 million or 12% of net revenues for the second quarter, a decrease of $126,000 or 8%. The decrease was due to reduced sales commissions expense on lower revenues, as well as reduced levels of accrual for product warranty claims.

Third quarter engineering and product development expense was $809,000, or 7% of net revenues, compared with $822,000 or 6% of net revenues for the second quarter, essentially flat quarter over quarter.

General and administrative expense for the third quarter was $1.4 million or 12% of net revenues, compared with $1.7 million or 12% of net revenues in the second quarter, a decrease of $218,000 or 13%.

During the second quarter of 2011, we filed an S-3 shelf registration and those costs, which amounted to approximately $64,000, were non-recurring. In addition, there were lower levels of other professional fees in the third quarter, as well as reduced accruals for profit-related bonuses due to the reduction in pretax income quarter over quarter.

Other income for the third quarter was $5,000 compared with $10,000 for the second quarter.

And for the third quarter, we recorded an income tax benefit of $2.8 million, compared with income tax expense of $78,000 for the second quarter. The income tax benefit was the result of the reversal of $2.9 million in valuation allowances against our net deferred tax assets, which we now believe are more likely than not to be fully utilized after eight consecutive quarters of earning.

We currently expect to have an effective tax rate of approximately 5% for the fourth quarter of 2011. We now expect our effective tax rate will increase to 35% for the first half of 2012. This is dependent upon the State of California not extending the suspension of the use of NOLs in that state, and then increasing again to 40% for the second half of 2012, when we currently expect most of our deferred tax assets to be fully utilized.

Third quarter net earnings were $5.2 million or $0.50 per diluted share, as compared with second quarter net earnings of $2.7 million or $0.26 per diluted share. The substantial increase in third quarter net earnings was driven by the effect of the reversal of the deferred tax asset valuation allowance. The reversal of the valuation allowance on our deferred tax assets was $2.9 million or $0.28 per share.

Absent the reversal of the deferred tax asset valuation allowance, third quarter earnings were $0.22 per diluted share and second quarter 2011 net earnings reflect the effect of approximately $64,000 or non-recurring costs, as previously mentioned.

Consolidated headcount at the end of the third quarter, which included temporary staff, was 139 compared with 141 at the end of the second quarter. As we have noted before, we closely monitor our resource levels and will adjust as needed when we see any prolonged softness in demand levels.

I'll now turn to our balance sheet. Cash and cash equivalents at the end of the third quarter were $12.1 million, up $3.2 million from the $8.9 million reported at the end of June. The increase in cash was due to strong cash collections during the quarter and we currently expect cash will increase to between $14 million and $15 million by the December 31, 2011.

Accounts receivable at the end of the third quarter was $6.8 million, a decrease of $1.5 million from the $8.3 million at June 30th. The decrease was driven by the reduced level of revenues in the third quarter compared to the second quarter.

Inventory at the end of the third quarter was $4.7 million compared with $4.3 million at the end of the second quarter. The increase in inventory was due to purchases of material for shipments scheduled in the fourth quarter.

Capital expenditures during the third quarter were $45,000 compared with second quarter capex of $66,000.

As Bob noted earlier, total bookings for the third quarter were $10.5 million, compared with $13.5 million for the second quarter and bookings for markets outside of semiconductor test were $4.3 million or 41% of third quarter bookings. This compares with bookings for markets outside of semiconductor test of $3.8 million or 28% of 2011 second quarter bookings.

The backlog at the end of the third quarter was $6.1 million compared with $7.2 million at the end of the second quarter of 2011.

In terms of our financial outlook, as noted in our earnings release, we expect that net revenue for the fourth quarter ended December 31, 2011 will be in the range of $9.5 million to $10.5 million and that net earnings will be in the range of $0.03 to $0.10 per diluted share.

We currently expect that our Q4 2011 material costs, as a percentage of revenue, will return to a historically normal range of 34% to 36%. Please note that our outlook is based on the company's current views with respect to the operating and market conditions and customer forecasts, which are subject to change.

Operator, that concludes our formal remarks. We can now take questions.

Operator:

Thank you. Ladies and gentlemen, as a reminder, if you have a question, please press the star followed by the one on your Touch-Tone phone. If you would like to withdraw your question, you can press the star followed by the two, and if you are using speaker equipment today, please lift the handset before making your selection.

Our first question is from the line of Ken Nagy with Zacks Investment Research. Please go ahead.

Ken Nagy:

Hi. Thanks for taking my call. I just wondered if you could expand on the thermal, non-semi business. Do you think that's in a position now where it could offset any kind of weakness in semi equipment or do you think that's what you're heading towards?

Robert Matthiessen:

Well, that's the goal, Ken.

Ken Nagy:

Right.

Robert Matthiessen:

And we're getting there. As you can see, it represents 41% of our bookings this time around. So yes, it would hope to be 50/50 to compensate entirely. But it's growing. It may well become larger than our semiconductor segment. It's hard to say.

Ken Nagy:

Great. And now the new orders in Sweden and Russia, how long would that typically take to see that transformed into meaningful revenue?

Robert Matthiessen:

Well, it depends on what these are and I believe these are ThermoStreams and so they should be relatively rapid, you know, in the span of a month or a month and a half or something like that, they should be converted.

Ken Nagy:

Great. Thank you very much.

Robert Matthiessen:

Thanks, Ken.

Operator:

Thank you. The next question is from the line of Jay Srivatsa with Chardan Capital Markets. Please go ahead.

Jay Srivatsa:

Yes, thanks for taking my question. Bob, can you expand on the semiconductor market? You mentioned weakness. What are you hearing? Are you seeing bottom of the cycle any time soon or is it a little bit out there into the first quarter or .........

Robert Matthiessen:

I'll tell you what. I've been hearing everything that could possibly happen and like I said, it depends on who you ask.

I guess what we can say for certain is that capacity utilization is down and so there's excess equipment out there. However, as I mentioned in my comments in the beginning, there are strategic buys going on.

Now, DRAM has a big influence on what the overall picture looks like and DRAM is certainly in a bad position at the moment and a lot of that excess equipment or under-utilization is in the memory market. Fortunately, we're not exposed to DRAM very much. That's a very special market that doesn't use the types of equipment that we build, for the most part. And so our equipment is used more in the telecommunications area, in the telephone handset chips, SOC chips, and they're doing much better than memory. So, as far as we're concerned, yes, the whole thing's going down somewhat, but we're in the strongest section of it, probably.

Now in terms of what's going to happen, it seems to me that the consensus out there is that Q1 is going to be the bottom of the trough. But, you know, that and $10 will get you a cup of coffee at the coffee shop.

So, that's all I can tell you.

Jay Srivatsa:

What's your sense in terms of capex spending at your customer level, especially related to semis? Are you seeing them pull back quite a bit and holding off until they see a little bit of pickup in demand or are they progressing in some of the areas that you talked about where you're seeing some strength?

Robert Matthiessen:

Again, it depends on the product and it depends on what products of ours we're talking about. In the manipulator business, a manipulator is sold every time a tester is sold and many of those manipulators are sold on an OEM basis to the tester manufacturer. And when a tester manufacturer gets into a soft stretch like this, they really back up on ordering OEM equipment to go with their testers. They don't want to get anywhere ahead. They don't want to have to stock that stuff.

So, we see manipulator orders drop off, typically, in a time like this. And we have.

On the other hand, as I said, there are strategic moves being made, specifically to get more test capability out of existing equipment on the test floors. And often to do that, they will mix the tester lineup they have with various probers and handlers, which always requires new docking hardware and new electrical interfaces.

And so many times, and we're experiencing some of that in this past quarter, we see a lot of docking hardware being sold because of the downturn in tester sales. You can relate them together.

So, it's sort of a mixed bag, what's going on. So, we still see buys going on and, in fact, where we are in fourth quarter is a bit ahead of where we thought we'd be. We're very conservative in our forecasting, if you've ever followed us and so we're not surprised in what we're seeing. The only surprise we've had so this quarter is that it's been a little stronger than we thought.

That's not to say it's going to be great. We gave you the guidance, but we're confident in what we're giving you.

Jay Srivatsa:

All right, thank you.

Robert Matthiessen:

Sure.

Operator:

Thank you. The next question is from the line of Tino Cataldo with Sidoti & Company. Please go ahead.

Tino Cataldo:

How are you guys doing?

Robert Matthiessen:

Hi, Tino.

Hugh Regan, Jr.:

Very good, Tino, how are you?

Tino Cataldo:

Good. Just a couple quick things. One, as far as the improvement in gross margin for the third quarter, where do you guys see gross margin going, you know, for the fourth quarter and beyond in 2012?

Robert Matthiessen:

Hugh, you want to take that?

Hugh Regan, Jr.:

Sure. Thanks, Bob. As we said in my remarks, Tino, I expect the material costs to go back to historically more normal levels in the fourth quarter. This quarter having a drop as low as it did, to 30.6%, is a substantial drop and that's really what drove us going $0.04 over the top-end of the range on lower-than-expected revenues and drove our overall gross margin to over 53%.

So, I think I would expect us to go back to, as I said, that more normal range, which will probably pull us back into the upper 40s, the 48% to 49% range on the overall gross margin.

Is there a possibility that we could pull off another quarter like we just did, I always say anything is possible in this business, especially because it's all driven by customer mix. And, as Bob's mentioned, we've seen very significant docking hardware sales, which are our strongest margin products and we've also seen very strong sales of Sigma products, which are also one of our strongest margin products. That's probably the strongest margin product in the Thermal Group.

As Bob said, if you've followed us, we're conservative in our forecasting. So, I think we're confident in our numbers and I would look for a margin in the upper 40s.

Tino Cataldo:

Okay, great. Just one more thing. Can you go into a little bit more detail regarding the increase in tax rate for 2012?

Hugh Regan, Jr.:

Sure. As we've talked about in prior calls, we've had a tax rate this year that's varied due to us burning off various tax attributes and this quarter we finally did turn around our deferred tax valuation allowances.

For the fourth quarter, I expect a rate somewhere between 4% and 6%, so we're shooting right smack in the middle and I said 5% in the conference call. We will, basically, though, by the end of this quarter be looking at 2012 with a full accrual for federal taxes in the first half of the year. State tax in California, as we mentioned, we've got about a $3 million NOL there and if the Governor doesn't extend the moratorium on the usage of that, we expect to use that during the first half of next year. It may extend a little beyond that, depending on what earnings are in the first half of the year and where we truly trough and turn around and see revenue growth.

Once we burn through that $3 million of NOL from a state purpose, I would see us going close to 40% and that's why we've said for the second half of the year we're looking at an effective tax rate of near 40%.

Tino Cataldo:

Okay, great. Thanks, guys.

Hugh Regan, Jr.:

You're welcome.

Operator:

Thank you. The next question is from the line of Dick Ryan with Dougherty & Company. Please go ahead.

Dick Ryan:

Thanks for taking my call. You mentioned fourth quarter orders a bit ahead of expectations. Is that on the semi side or non-semi or both?

Robert Matthiessen:

That was on the semi side. On the non-semi side, they're right on target. On the semi side, we've been fairly-- like I said, very conservative there, because of what we see happening to other, purely semi operations or suppliers, and it's been a little stronger than we thought it would be, but we're still sticking with the forecast that we have.

Dick Ryan:

Sure. If you look at the Q3 activity for semi, was that linear for orders through the quarter, was it front-end, back-end loaded?

Robert Matthiessen:

It was--

Hugh Regan, Jr.:

Hey, Bob, I've got that information in front of me and if you look at, in the Mechanical segment and the Electrical segment, which are pure semi, to be honest with you, it's one versus-- in the Mechanical segment, it was front-end loaded and in the Electrical segment it was back-end loaded.

Robert Matthiessen:

And you really can't infer much from that.

Hugh Regan, Jr.:

No.

Dick Ryan:

Yes, okay.

Hugh Regan, Jr.:

Right. And Thermal, to be honest with you, it's ratable throughout the quarter. So--

Dick Ryan:

Okay. When you look at the non-semi side, what are the stronger market opportunities in the near term and maybe longer term?

Robert Matthiessen:

Well, there are so many of them. I'll tell you, what has softened up a little bit is automotive, I think, but in terms of medical and telecommunications, microwave, these are all strong growth areas and we've identified several hundred million dollars worth of available market that we can approach and we're only at about, maybe, I don't know, between 6% and 10% of that total market right now. So, the sky is the limit for us in those areas.

Plus the fact that we haven't necessarily identified all of the possible markets out there. Thermal conditioning is used in the testing of anything that has electronics in it and quite a few things that are purely mechanical.

And so, it's truly a wide-open market for us. We foresee a lot of growth in that area.

Dick Ryan:

Can you achieve your goals or your objectives in the non-semi side organically or do you need to look at some other acquisitions to further enhance that drive?

Robert Matthiessen:

Well, let me say that we would like to get to $100 million within three years. I don't think we can do that totally organically as a corporation. If we grow through M&A, I would say it's more likely that it would be in the non-semi area, although that's not necessarily for certain, because there's always the possibility of a surprise opportunity popping up in the semi area that makes financial sense to us. But, in general, we are exploring areas that are outside of semi.

Dick Ryan:

Okay. And, Hugh, depreciation, where is that? I don't have the release in front of me. What was depreciation in Q3 and how should we look at that, going forward?

Hugh Regan, Jr.:

Bear with me one second, Dick. Total depreciation expense was roughly, looking around, $75,000 is the number that I'm pulling up and going forward, we would see that holding. And I will be sure to add that metric to future conference call scripts so we don't have to ask that question.

Dick Ryan:

All right. Thank you.

Hugh Regan, Jr.:

You're welcome.

Operator:

Thank you. Our next question comes from the webcast via Laura Guerrant. Please go ahead.

Laura Guerrant:

Thank you. Bob and Hugh, we have a question from Mike Larson of Feltl. He's asked if you can provide any color on the order activity throughout the quarter, particularly as it relates to semi. Was it flat, increasing? Can you give us any color on that?

Hugh Regan, Jr.:

Actually, that was a question posed earlier by, I believe it was Dick, who had asked if we had gotten any of that. And we responded that we saw a little of both. In our Mechanical Products segment we saw a front-end loaded order scenario and in our Electrical segment we saw a back-end loaded. And in our Thermal it was actually fairly linear. So -- and that's where, as we know, all of our non-semi business is.

Laura Guerrant:

Okay, thanks. I think we're done then.

Hugh Regan, Jr.:

Wonderful. Any other questions?

Operator:

Ladies and gentlemen, if there are any additional questions, please press the star followed by the one at this time and, as a reminder, if you are using speaker equipment, please lift the handset before making your selection.

Our next question is from the line of Bob Delean with Red Rock Partners. Please go ahead.

Bob Delean:

Hey, guys, thanks for taking my call. Bob, I had a couple kind of more strategic questions. First, you just addressed about the $100 million revenue goal that you've talked about on occasion.

The balance sheet's now growing with a nice cash balance. Can you talk about where you are in that process? Have you identified some targets and what is the timing on something coming to fruition there?

Robert Matthiessen:

Yes, we're working with a boutique shop to identify targets. We've sifted through quite a few of them. We were a little more aggressive a couple of months ago than we are at the moment, due to the macroeconomic climate. We've pulled our horns in slightly, in case things get bad, because we want to survive, like everyone else. But, that doesn't mean we've stopped looking. In fact, we were just involved in something over the past few weeks that I don't think is going to pan out, but it was an opportunity. So, how should I say it? We're aggressively answering the phone, I guess you should say right now. But we do, indeed, have a fairly well-defined list of targets and we have been going through them and I think, depending on how the business looks in the next couple of months I mean, part of our problem, of course, is our currency. Although the cash is building, our stock is still way too low to be a reasonable currency. And so that makes it difficult for us to close a deal in these present conditions.

So, if we do find something that's really attractive, that we really want, I guess we're going to have to do a little dance to try to get it done, but, yeah, I guess the message is, yes, we're looking. Not as aggressively as we were a couple months ago, but we fully expect to do something as soon as we can.

Bob Delean:

That's great. Thanks for that detail.

I had one other thing. Looking at the structure of the Board, I guess I don't know how to quite put this. You have a very mature Board. Are there any thoughts to maybe expand the Board with an eye towards adding a few younger members?

Robert Matthiessen:

I don't know if I can speak for the Board. I would guess that that will happen. Certainly, if we acquire somebody of a reasonable size, I would expect that we would get Board members in that respect and I think that's probably the way we're looking at it right now. Rather than just going out to look for somebody at the moment, before we have an acquisition target, let's wait 'til we have an acquisition target and see if we would get some people along with that target.

Bob Delean:

All right. Thanks for taking my questions and I just sit here and scratch my head with respect to your comment. You know, I don't know what it's going to take to get the stock moving ahead. You guys have done a nice job. Obviously, you're in a sector that, historically, has not gotten the multiple, but it is just kind of perplexing at the valuation the stock's trading at.

Robert Matthiessen:

Yes, it's perplexing to us and we're working our tails off and we're going to keep doing that. We're not giving up and I think, my feeling is the more and more that we move outside of semi and redefine who we are, the better things will be for us.

Bob Delean:

Thanks again.

Robert Matthiessen:

You bet.

Operator:

Thank you. There are no further questions at this time. I will turn it back over to Mr. Matthiessen for any closing remarks.

Robert Matthiessen:

Well, thank you for your interest in inTEST. In closing, we remain confident in our business prospects. InTEST occupies a profitable niche space and we have a proven long-term history with customers across the globe and provide high-quality, mission-critical products that perform in high-stress environments.

We will continue to work with our customers and drive innovations that allow us to continue to be a leader in our target markets and we thank you again and we look forward to updating you on our progress when we report our fourth quarter results. Good evening.

Operator:

Ladies and gentlemen, this does conclude the conference call. You may now disconnect and thank you for your participation.

END